EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Firstbank Corporation on Form S-8 (File Nos. 333-97011, 333-60190, 333-95427, 333-53957) and Form S-3 (File Nos. 333-84286, 333-15131) of our reports dated February 25, 2008 with respect to the consolidated financial statements of Firstbank Corporation as of and for the year ended December 31, 2007, and management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports are included in the 2007 Annual Report on Form 10-K of Firstbank Corporation.

/s/ Plante & Moran, PLLC Plante & Moran, PLLC

Grand Rapids, Michigan
February 25, 2008